RISK FACTORS

An investment in the Bonds involves a number of risks. You should carefully consider all of the risks described below, together with the other information included or incorporated by reference in this offering memorandum. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations or financial condition, and a corresponding decline in the market price of, or our ability to repay, the Bonds.

Risks Relating to Regulation

We are subject to substantial governmental regulation. Compliance with current and future regulatory requirements and procurement of necessary approvals, permits and certificates may result in substantial costs to us.

We are subject to substantial regulation from federal, state and local regulatory agencies. We are required to comply with numerous laws and regulations and to obtain numerous authorizations, permits, approvals and certificates from governmental agencies. These agencies regulate various aspects of our business, including customer rates, service regulations, retail service territories, sales of securities, asset sales and accounting policies and practices. We believe the necessary authorizations, permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from future regulatory activities of these agencies.

We are also subject to regulation by the SEC under PUHCA, which imposes a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, financings, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. With limited exceptions, PUHCA requires that transactions between affiliated companies in a registered holding company system be performed at cost. PUHCA has been repealed effective February 8, 2006 as a result of the Energy Policy Act. Thereafter, we will continue to be subject to substantial regulation, including increased authority of FERC. FERC will exercise jurisdiction over holding companies and the electric utility subsidiaries of formerly registered holding companies like Allegheny. This jurisdiction includes authority over the issuance of certain securities, the acquisition of utility securities and assets and the assumption of certain liabilities. Among other things, FERC may continue to require transactions between affiliated companies be performed at cost. See “Recent Federal Energy Legislation” above for further details.

We are unable to predict the impact of any future revisions or changes in interpretations of existing regulations or the adoption of new laws and regulations applicable to us, including the Energy Policy Act. Changes in regulation or the imposition of additional regulations could influence our operating environment and may result in substantial costs to us.

Rate regulation may delay or deny full recovery of costs.

Our rates in West Virginia are set by the West Virginia PSC through traditional (cost-based) regulated utility ratemaking. In addition, as part of our efforts to spur deregulation in West Virginia, we agreed to terminate our fuel clause effective July 1, 2000. Thus, we are required to file for approval from the West Virginia PSC to recover increased, unexpected or necessary costs, including increased coal and other raw material costs, and we can make no assurance that we will be able to recover such costs under the rate-making process. Even if we are able to recover such costs, there may be a significant delay between the time we incur such costs and the time we are allowed to recover them. Any such delay could have a material adverse effect on our results of operations and financial condition.

As discussed above under “Proposed Asset Swap and Securitization,” we are currently contemplating an intra-company transfer of assets to facilitate the securitization financing of the construction of certain pollution control equipment at our Fort Martin generating facility. If completed as currently contemplated, this transaction will result in a net increase to our total generating capacity of 593 MW. In addition, we will assume the obligation to serve Potomac Edison’s load in West Virginia. The net book value of the additional generating capacity that we receive will be added to our rate base in West Virginia. However, we can make no assurance that the West Virginia PSC will approve any increase in our rates as a result or that, if we do not consummate these transactions, the West Virginia PSC will approve a sufficient (or any) increase in our rates to otherwise facilitate the construction of pollution control equipment at our West Virginia facilities.

In Ohio, we are required to provide generation through 2005 at capped rates to residential and small commercial and industrial customers who do not choose an alternate electricity supplier and to those who return to us from alternative suppliers. Our T&D service in Ohio is also subject to rate caps through 2005 for all residential and small commercial and industrial customers, and thereafter, will be subject to traditional ratemaking.

AE Supply provides us with a majority of the electricity needed to serve our residential and small commercial and industrial customers in Ohio who do not choose an alternative electricity generation supplier during the transition period. Our power supply agreement with AE Supply has both fixed-price and market-based pricing components. The amount of electricity purchased under this agreement that is subject to market prices escalates each year through 2005. To the extent that we purchase electricity from AE Supply at market prices that exceed the established fixed prices, our results of operations and cash flows could be adversely affected. In 2004 and 2003, we incurred $0.7 million and $5.0 million, respectively, of additional purchased electricity costs due to this market-based pricing component.

We are currently disputing with the PUCO whether rate caps on our generation and T&D rates for our large commercial and industrial customers and street lighting customers in Ohio have terminated or remain in effect through 2005. Our generation and T&D rates for our large commercial and industrial customers and street lighting customers in Ohio were subject to rate caps through 2003 based on a stipulation approved by the PUCO. In October 2003, the PUCO denied our request to charge market prices and ordered a continuation of the transition period until December 31, 2005. We appealed this decision to the Ohio Supreme Court, which affirmed the PUCO’s October 2003 order. As discussed below, we continue to pursue this matter in state and federal court.

As a result of this dispute, we continue to charge our large industrial and commercial customers in Ohio for generation and T&D at capped rates. Since January 2004, we have been purchasing power at PJM market prices to serve these customers. The price for that power has been, and we anticipate that it will continue to be, higher than the current retail generation rates we charge these customers. Accordingly, we expensed approximately $12.0 million of costs in excess of our rates for 2004 and $10.9 million for the six months ended June 30, 2005.

In February 2004, we filed for an injunction in federal court seeking to recover, in retail rates, our costs of purchasing power in the wholesale market. The court partially granted our request, ruling that the Ohio legislation adopted in 1999 to restructure the electric utility industry was unconstitutional to the extent it did not permit us to make a claim with the PUCO that its rates are confiscatory. We requested reconsideration of the court’s order, which the court partially granted by retaining jurisdiction over this matter. The PUCO initiated a proceeding in compliance with the federal court’s directive. In June 2004, we filed an application for rate relief, which the PUCO denied in December 2004. We have appealed this decision to the Ohio Supreme Court. In January 2005, we renewed our request for a preliminary injunction against the PUCO in federal court. On September 27, 2005, the court denied without prejudice our renewed motion for administrative purposes, noting that, in the event a settlement of this matter is not achieved, it will reactivate the motion.

On June 14, 2005, the PUCO directed us to begin discussions with American Electric Power’s subsidiary, Columbus Southern Power Company, regarding the transfer of our Ohio service territory. On August 2, 2005, we signed a definitive agreement to sell our Ohio electric T&D operations to American Electric Power’s subsidiary, Columbus Southern Power Company, for approximately $55 million, plus traditional working capital adjustments. The purchase price for the assets will be the net book value at the time of closing, plus $10.0 million, less certain property taxes. The assets to be sold include 59 miles of transmission lines and approximately 1,167 miles of distribution facilities, along with 19 related substations and associated property and easements.

In addition, we will enter into a power purchase agreement to sell power to Columbus Southern Power Company to serve our former Ohio customers from closing until May 31, 2007 (representing a total of approximately 2.5 million MWhs over the term of the agreement) at a price of $45/MWh, which is less than the current market price for power. Market prices are volatile and can vary over time. During the month of September, the forward market prices for the period covered by the agreement and for power with the characteristics comparable to that required to serve our Ohio customers traded within an approximate range of $56 to $61 per MWh.

We will record a charge in the third quarter of 2005 to reflect the estimated loss from the Ohio sale. The charge will be based on the estimated value, at September 30, 2005, of our agreement with Columbus Southern Power Company to deliver power at below market prices, partially offset by approximately $8.0 million, representing the purchase price (without taking into consideration adjustments for working capital, property tax allocations, or any other adjustments to be determined at closing) less the net book value of the assets at the time of closing and approximately $2.0 million in expenses associated with the sale. We expect that the value of the contract at September 30, 2005 will be based on market prices in the upper end of the range discussed above. To the extent that market prices for power increase or decrease from current levels, we will record additional charges or credits as the value of the power purchase agreement increases or decreases up to the closing date of the sale.

The sale is contingent upon certain closing conditions, third party consents and state and federal regulatory approvals. Subject to timely receipt of necessary approvals, we expect to complete the sale by the end of 2005. We can make no assurance that we will receive the requisite approvals, or that we will complete the sale of the assets, within our anticipated timeframe or at all.

Our costs to comply with environmental laws are significant, and the cost of compliance with future environmental laws could adversely affect our cash flow and profitability.

Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and site remediation. These laws and regulations require us to make capital expenditures and to incur other expenditures to, among other things, meet air emissions standards, conduct site remediation, perform environmental monitoring, manage our fuel procurement, purchase emission credits or allowances and modulate operations of our generating facilities in order to reduce emissions. Failure to comply with applicable environmental laws and regulations, even if caused by factors beyond our control, could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance. In addition, we may be required to expend significant resources defending ourselves against alleged violations of environmental laws and regulations.

On May 20, 2004, we received a Notice of Intent to Sue letter from the Attorneys General of the states of Connecticut, New Jersey and New York, and the Pennsylvania Department of Environmental Protection (the “PA DEP”) alleging that we made modifications to several of our generating facilities in West Virginia without obtaining the requisite pre-construction permits and that these modifications resulted in increased emissions at each of the facilities in violation of the Clean Air Act of 1970 (the “Clean Air Act”). This Notice also raised allegations regarding our Pennsylvania generating facilities but deferred to the PA DEP on enforcement matters. On September 8, 2004, we received a Notice of Intent to Sue letter from the Attorney General of the state of Maryland that essentially mirrored the previous Notice. On January 6, 2005, we filed a declaratory judgment action against the Attorneys General of New York, Connecticut and New Jersey in federal district court in West Virginia requesting that the court declare that our coal-fired power plants in West Virginia and Pennsylvania are in compliance with the Clean Air Act. On June 28, 2005, a lawsuit was filed in the U.S. District Court for the Western District of Pennsylvania by the Attorneys General of the states of New York, New Jersey, Connecticut and Maryland and the PA DEP alleging violations under the Clean Air Act and the Pennsylvania Control Act at our Hatfield’s Ferry, Armstrong and Mitchell facilities in Pennsylvania.

On February 16, 2005, the Citizens for Pennsylvania’s Future filed a lawsuit against Allegheny in the U.S. District Court for the Western District of Pennsylvania alleging violations of opacity limits and particulate matter emissions limits at our Hatfield’s Ferry facility.

If a federal court were to ultimately find that Allegheny violated the Clean Air Act, Allegheny could be ordered to install emission control equipment costing hundreds of millions of dollars and pay significant fines. We intend to vigorously defend against these actions but cannot predict their outcomes.

In addition, we incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if we fail to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on our operations or require us to incur significant additional costs. Our current compliance strategy may not successfully address the relevant standards and interpretations of the future.

As discussed above under “Proposed Asset Swap and Securitization,” we are currently contemplating an intra-company transfer of assets to facilitate the securitization financing of the construction of certain pollution control equipment at our Fort Martin generating facility. Currently, we plan to execute the Asset Swap and securitization only to the extent that we receive all of the regulatory and other approvals necessary for each aspect of the combined transaction. We can make no assurance that we will obtain all such necessary approvals or that we will consummate this transaction as contemplated or at all. We are considering various alternatives for the reduction of SO2 emissions at Fort Martin, including, among other things, other methods of financing the construction of the Scrubbers. However, other financing alternatives may not be available to us on acceptable terms. Any financing alternative that we undertake may only be available to us on terms that are not as beneficial to us as securitization may be. If we do not consummate the securitization transaction, we cannot assure that there will not be a delay in our construction of the Scrubbers or that we will construct the Scubbers at all.

Shifting state and federal regulatory policies impose risks on our operations and capital structure.

Our operations are subject to evolving regulatory policies, including initiatives regarding deregulation of the production and sale of electricity and the restructuring of transmission regulation. State and federal regulators may also take regulatory action as a result of the power outages that affected the Northeast and Midwest United States and Canada in August 2003. Any new requirements arising from these actions could lead to increased operating expenses and capital expenditures, the amount of which cannot be predicted at this time. For instance, the Energy Policy Act will make certain electric reliability rules mandatory on all market participants, including Allegheny and its subsidiaries, including us. We cannot predict the final terms of these rules or the potential costs or effects these rules may have on our business, results of operations and financial condition.

If we are not able to consummate the sale of our Ohio electric T&D operations, compulsory continuation of Ohio’s generation rate caps beyond the original scheduled end of transition periods could have adverse consequences for us. If retail generation rates are capped below the level at which power can be procured in the market, the power will be sold at a loss, as was the case with respect to larger commercial and industrial customers, during the six months ended June 30, 2005. Regulators and consumer and other groups have sought to extend retail rate-regulation in Ohio through the extension of the current rate cap regimes. We cannot predict to what extent these efforts will be successful.

Risks Relating to our Operations

We may be unable to take advantage of important financial incentives offered by regulators.

Regulatory agencies sometimes provide utilities with financial incentives to engage in favored activities and transactions. For example, FERC has issued a policy statement to provide financial incentives to utilities for the construction of new transmission facilities or to transfer control over their transmission systems to independent entities such as Regional Transmission Organizations. Although we believe that our decision to transfer control of our transmission systems to PJM makes us eligible for the financial incentives adopted by FERC, we cannot predict whether we will actually receive these incentives or other incentives that may become available. Moreover, if we do receive such incentives, they may not be fully recoverable due to other regulatory restrictions, such as retail rate freezes, or other factors.

We may realize reduced margins on our transmission operations relative to historical results due to our participation in PJM.

In order to comply with FERC requirements designed to open access to the transmission network, we turned over functional control of our transmission facilities to PJM, via the PJM West arrangement, on April 1, 2002. Our historical transmission revenue exceeded revenue we collect solely from the base open access tariff rates that PJM charges. In connection with joining PJM, we obtained FERC’s approval to collect a surcharge to recover the difference in the near term. However, this surcharge has been fully recovered. Until we are able to increase our retail delivery rates in the various states in which we operate, our transmission revenue and margins could be reduced.

Power generation facilities are subject to unplanned outages and significant maintenance requirements.

The operation of power generation facilities involves many risks, including the risks of a breakdown or failure of equipment, fuel interruption and performance below expected levels of output, performance or efficiency. We have experienced unforeseen outages at certain of our facilities, such as Unit No. 2 at Hatfield’s Ferry Power Station, which was damaged in a fire on November 3, 2003, and Unit No. 1 at Pleasants Power Station, which was damaged as a result of a generator failure on February 9, 2004. Both of these facilities returned to service in June 2004. If our facilities or the facilities of other parties upon which we are dependent operate below expectations, we may lose revenues and/or have increased expenses, including replacement power costs. Many of our facilities were originally constructed many years ago. Older equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to operate at peak efficiency or availability and is likely to require periodic upgrades and improvement.

If we underestimate required maintenance expenditures, or are unable to meet required capital expenditure levels due to liquidity constraints, we may run the risk of incurring unplanned forced outages more frequently, which could ultimately lead to higher maintenance expenditures, otherwise increase our operating costs at our facilities, or obligate us to purchase power from third parties at market based rates to meet our supply obligations.

Our operating results are subject to seasonal and weather fluctuations.

Electric power generation is generally a seasonal business. Demand for electricity peaks during the summer and winter months. Market prices also typically peak during these times in our markets. During periods of peak demand, the capacity of our generating facilities may be inadequate, which could require us to purchase power at a time when the market price for power is very high. In addition, we have historically generated less revenue when weather conditions are milder. Unusually mild weather in the future could adversely affect our business, results of operations and financial condition.

Our revenues, costs and results of operations are subject to risks beyond our control, including, but not limited to, accidents, storms, natural catastrophes and terrorism.

Much of the value of our business consists of our portfolio of power generation and T&D assets. Our ability to conduct our operations depends on the integrity of our assets. The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may exceed reserves or insurance, if any, for such repairs, which may adversely impact our results of operations and financial condition. Although we have taken, and will continue to take, reasonable precautions to safeguard our assets, we can make no assurance that our facilities will not face damage or disruptions or that we will have sufficient reserves or insurance to cover the cost of repairs. In addition, in the current geopolitical climate, enhanced concern regarding the risks of terrorism throughout the economy may impact our operations in unpredictable ways. Insurance coverage may not cover costs associated with any of these risks adequately or at all.

The supply and price of coal may impact our financial results.

We are dependent on coal for much of our electric generating capacity. Fluctuations in the price of coal and other fuel supply disruptions could have a negative impact on our ability to profitably generate electricity.

We have coal supply contracts in place that partially mitigate our exposure to negative fluctuations in coal prices. We cannot assure you, however, that the counterparties to these agreements will fulfill their obligations to supply coal to us. Our suppliers under these agreements may experience financial or technical problems that inhibit their ability to fulfill their obligations to us. In addition, the suppliers under these agreements may not be required to supply coal to us under certain circumstances, such as in the event of a natural disaster. If we are unable to obtain our coal requirements under these contracts, we may be required to purchase our coal requirements at higher prices, which could have a material adverse effect on our financial condition, cash flow and results of operations.

Risks Relating to our Internal Controls and Procedures and Refocusing our Business

Our internal controls and procedures have been substantially deficient, and we continue to expend significant resources to improve internal controls and procedures.

In August 2002, Allegheny’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), advised Allegheny that it considered Allegheny’s and its subsidiaries’, internal controls to have material weaknesses. The term “material weakness” refers to an organization’s internal control deficiency in which the design or operation of a component of internal control does not reduce to a relatively low level the risk that a material misstatement may be contained in the organization’s financial statements. In March 2004, PwC advised Allegheny’s Audit Committee that although management had made significant progress in addressing the specific control weaknesses previously identified, not all of these deficiencies had been remedied and certain internal control weaknesses remained. In September 2004, PwC advised Allegheny’s Audit Committee that certain material weaknesses remained and required remediation. As of December 31, 2004, these material weaknesses had been remediated, although some deficiencies remained. Allegheny intends to expend additional resources to further improve its internal controls.

We may fail to realize the benefits that we expect from our cost-savings initiatives.

We have undertaken and expect to continue to undertake cost-savings initiatives. However, we can make no assurances that we will realize on-going cost savings or any other benefits from these initiatives. Even if we realize the benefits of our cost savings initiatives, any cash savings that we achieve may be offset by other costs, such as environmental compliance costs and higher fuel, operating and maintenance costs, or could be passed on to customers through revised rates. Staff reductions may reduce our workforce below the level needed to effectively manage our business and service our customers. Our failure to realize the anticipated benefits of our cost-savings and other initiatives could have a material adverse effect on our business, results of operations and financial condition.

Refocusing our business subjects us to risks and uncertainties.

Since the second half of 2002, we have been reassessing our position within the energy industry, the business environment, and our relative strengths and weaknesses. As a result of this reassessment, management implemented significant changes to our operations as part of Allegheny’s overall strategy to function as an integrated utility company, to the extent practicable and permissible under relevant regulatory constraints. For example, we have reduced the size of our workforce, begun selling or closing underperforming lines of business and made substantial changes to our senior management. Additional changes to our business are being and will be considered from time to time as management seeks to strengthen our financial performance. These changes may be disruptive to our established organizational culture and systems. In addition, consideration and planning of strategic changes diverts management attention from day-to-day operations. There can be no assurance that we will ultimately be successful in transitioning our business model.

We may engage in sales of assets and businesses; however, market conditions and other factors may hinder this strategy.

We are seeking to sell certain assets and businesses in order to focus on our core businesses. We cannot assure you that we will be able to sell these assets on terms that are favorable to us, or at all, and we may incur losses, which could be substantial, on the sale of any of these assets. Prevailing market conditions may vary over time and depend upon the specific asset or business. Particularly, if overall market conditions are not favorable, prospective buyers may be limited and those buyers, if any, may find it difficult to obtain financing to purchase saleable assets. As part of any asset sale, we face challenges associated with valuing the assets correctly, limiting our retained liabilities, environmental or otherwise, and the diversion of management and other resources away from continuing operations.

Several factors specific to us could render asset sales particularly challenging. We are subject to regulations, which can impose delays and structuring complications on asset sale transactions. Potential buyers may be reluctant to enter into agreements to purchase assets from us if they believe that required consents and approvals will result in significant delays or uncertainties in the transaction process.

On August 2, 2005, we signed a definitive agreement to sell our Ohio electric T&D operations to Columbus Southern Power Company. The sale is contingent upon certain closing conditions, third party consents and state and federal regulatory approvals. Subject to timely receipt of necessary approvals, we expect to complete the sale by the end of 2005. We can make no assurance that we will receive the requisite approvals, or that we will complete the sale of the assets, within our anticipated timeframe or at all.

Other Risks Relating to Monongahela Power

We may be required to make significant contributions to satisfy underfunded pension liabilities and other postretirement benefits.

All of our workforce is employed by AESC. Through AESC, we are responsible for our share of pension and retirement benefit costs. Allegheny’s underfunded pension liabilities have increased in recent periods due to declining interest rates and financial market performance and because of the implementation of early retirement initiatives to reduce headcount. During the six months ended June 30, 2005, Allegheny made voluntary contributions to pension plans of $28.4 million, including $0.2 million to the Supplemental Executive Retirement Plan (the “SERP”). Minimum required funding contributions may increase beyond 2005. However, these anticipated mandatory contributions will change in the future if Allegheny’s assumptions regarding prevailing interest rates change, if actual investments under-perform or out-perform expectations, or if actuarial assumptions or asset valuation methods change. Our share of the Allegheny pension funding for the six months ended June 30, 2005 is approximately 22%, or $6.2 million.

For the six months ended June 30, 2005, Allegheny also contributed $11.6 million to its postretirement benefits other than pension plans of which our share is approximately 22%, or $2.5 million.

We are currently involved in significant litigation that, if not decided favorably to us, could materially adversely affect our results of operations, cash flows and financial condition.

We and other subsidiaries of Allegheny have been named as defendants in pending asbestos litigation involving multiple plaintiffs and multiple defendants. As of October 1, 2005, 857 asbestos cases were pending against Allegheny. In addition, asbestos and other regulated substances are, and may continue to be, present at Allegheny-owned facilities where suitable alternative materials are not available. Allegheny’s management believes that any remaining asbestos at Allegheny-owned facilities is contained. The continued presence of asbestos and other regulated substances at Allegheny-owned facilities, however, could result in additional actions being brought against Allegheny and its subsidiaries, including us.

We are currently involved in a number of other lawsuits. We intend to vigorously defend against these claims, but the results of these lawsuits cannot be predicted. Adverse outcomes for us in these lawsuits could require us to make significant expenditures and could have a material adverse effect on our business, results of operations and financial condition. See Risk Factors — “Our costs to comply with environmental laws are significant, and the cost of compliance with future environmental laws could adversely affect our cash flow and profitability.”

Energy companies are subject to adverse publicity, which may make us vulnerable to negative regulatory and litigation outcomes.

The energy sector has been the subject of highly-publicized allegations of misconduct. Negative publicity of this nature may render legislatures, regulatory authorities and tribunals less likely to view energy companies favorably, which could cause them to make decisions or take actions that are adverse to us. Power outages, such as those that affected the Northeast and Midwest United States and Canada in August 2003, could exacerbate negative sentiment regarding the energy industry.

We are dependent on our ability to successfully access capital markets. Any inability to access capital may adversely affect our business.

We rely on access to the capital markets as a source of liquidity and to satisfy our capital requirements that are not met by the cash flow from our operations. Capital market disruptions, or a downgrade in our credit ratings, could increase the cost of borrowing or could adversely affect our ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;
•	the bankruptcy of one or more energy companies or highly-leveraged companies;
•	significant increases in the prices for oil or other fuel;
•	a terrorist attack or threatened attacks;
•	a significant transmission failure; or
•	changes in technology.

The past financial and other difficulties of our parent company, Allegheny, could adversely affect our credit ratings and our ability to access the capital markets.

Our parent company, Allegheny, experienced significant challenges to its business beginning in the late 1990s. Allegheny’s liquidity was severely strained and its results of operations were negatively impacted as a result of deregulation initiatives, the deterioration of the energy trading market, the identification of material weaknesses in its internal controls and a downgrading of its credit ratings below investment grade, which resulted in covenant violations in material energy trading contracts and credit facilities and restricted access to the capital markets. In response to these challenges, Allegheny hired new senior management for itself and its subsidiaries, including us, and took a number of actions to stabilize its liquidity. As the sole holder of our common stock, Allegheny is currently our only source of equity capital. In addition, we engage in transactions with Allegheny’s other subsidiaries, including AE Supply, in the ordinary course of business. All personnel of Allegheny, including those responsible for conducting our business, are employed by AESC. Total billings by AESC for services provided to us in 2004 were $209.7 million. While we believe we currently have sufficient sources of liquidity to operate our business and fulfill our current obligations and that Allegheny has made significant progress in improving its liquidity, any inability of Allegheny to complete its strategy for liquidity improvement and financial stabilization could have an adverse effect on our credit ratings or our ability to access the capital markets. The dividends we pay are a significant contribution to Allegheny’s cash resources and support the ability of Allegheny to service its debt.

Changes in technology may adversely affect our business by making our generation facilities less competitive or by decreasing the demand for our T&D services.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production for these technologies, thereby making our generating facilities less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect our T&D business. Changes in technology could also alter the channels through which retail electric customers buy power, which could adversely affect our T&D business.

Risks Relating to the Bonds

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations, including the Bonds offered hereby, will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates, commodity prices, general economic conditions and financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt;
•	obtain additional financing;
•	sell some of our assets or operations;
•	reduce or delay capital expenditures and acquisitions; or
•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements and financial and other contractual obligations or that these actions will be permitted under the terms of our various debt instruments.

There is no existing trading market for the Bonds and we cannot assure you that an active trading market will develop.

Prior to this sale, there has been no market for the Bonds. We have been informed by the initial purchaser that it intends to make a market in the Bonds after the completion of this sale. However, the initial purchaser is not required to make a market in the Bonds and it may cease market-making at any time without notice. We cannot assure you that an active market for the Bonds will develop. Moreover, even if an active market for the Bonds does develop, the Bonds could trade at a discount to their face amount. Even if a market for the Bonds does develop, you may be unable to resell the Bonds for an extended period of time, if at all. Consequently, you may not be able to liquidate your investment readily or at all. In addition, we will have no obligation to file a registration statement under the Securities Act in order to register the Bonds offered hereby for resale and have no plans to do so.

The sale of the collateral securing the Bonds may provide insufficient proceeds to satisfy all of the obligations secured by the collateral.

The Bonds will be collateralized by a lien, subject to certain exceptions, on all of the real estate, distribution systems and franchises that we now own or may own in the future. The value of this property in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and other factors. Some or all of the property securing the Bonds may be illiquid, may have no readily ascertainable market value or may not be saleable on a timely basis if at all. If the process of the sale of the collateral is not sufficient to repay all amounts due on the Bonds, your right to obtain the shortfall from us may be limited.

The Bonds are subject to restrictions on transfer and we have no obligation to register the Bonds for resale.

The Bonds have not been and will not be registered under the Securities Act or any state securities laws. You may not offer the Bonds in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Furthermore, we have not registered the Bonds under any other country’s securities laws. It is your obligation to ensure that your offers and sales of the Bonds within the United States and other countries comply with applicable securities laws.